EXHIBIT 5

Media Release

13 June 2003

Geelong Private Hospital sale update

Further to Mayne’s announcement on 2 June 2003, the company is pleased to advise that today the Victorian Supreme Court has ruled in its favour regarding the transfer of the lease for Geelong Private Hospital, enabling the sale to Healthscope to proceed.

Mayne is now working to achieve the sale by the end of July 2003.

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For further information contact:

Media enquiries: Rob Tassie Group Public Affairs Phone: 03 9868 0886 Mobile: 0411 126 455	Investor enquiries: Cameron Fuller Investor Relations Manager Phone: 03 9868 0968 Mob: 0417 338 953